UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2008

CSS Industries, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	1-2661	13-1920657
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1845 Walnut Street, Philadelphia, PA	19103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 569-9900

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 21, 2008, we entered into a Second Amended and Restated Loan Agreement (“Agreement”) with certain lenders and PNC Bank, National Association (“PNC Bank”), as administrative agent for the lenders party thereto. The Agreement provides for a $110 million revolving credit facility, maturing on November 20, 2011. The lenders under the Agreement are PNC Bank, Citizens Bank of Pennsylvania, Wachovia Bank, National Association and TD Bank, N.A. The Agreement replaces the Amended and Restated Loan Agreement dated April 23, 2004 between us, the lender parties thereto and PNC Bank, as administrative agent for the lenders party thereto, which provided for a $50 million revolving credit facility.

The following description of the Agreement is qualified in its entirety by the provisions of the Agreement, which filed herewith as Exhibit 10.1.

Advances under the Agreement may be used for working capital needs and general corporate purposes, including the funding of Permitted Acquisitions (as defined in the Agreement), permitted dividends and permitted stock repurchases, not otherwise prohibited by the Agreement. Advances under the Agreement may be repaid and re-borrowed from time to time, provided that the aggregate amount outstanding at any one time does not exceed the $110 million facility limit. The rate of interest charged on borrowings under the Agreement is based upon our Pricing Leverage Ratio (as defined in the Agreement). Currently, interest on borrowings accrues at a per annum rate equal to, at our election, either the Adjusted LIBO Rate (as defined in the Agreement) plus 1.25% or the Alternate Base Rate (as defined in the Agreement). The per annum interest rates applicable at the highest Pricing Leverage Ratio tier are equal to, at our election, either the Adjusted LIBO Rate plus 1.75% or the Alternate Base Rate plus .25%. Higher interest rates may apply if there is an Event of Default (as defined in the Agreement).

The Agreement contains various covenants, including financial covenants, with which we are required to comply. These covenants address, among other things, the circumstances under which acquisitions, dividends, stock repurchases and additional indebtedness are permissible under the Agreement. The financial covenants require that we maintain our Fixed Charge Coverage Ratio (as defined in the Agreement) at or above certain minimum levels during the term of the Agreement and that we maintain our Leverage Ratio (as defined in the Agreement) and our Consolidated Capital Expenditures (as defined in the Agreement) below certain maximum levels during the term of the Agreement.

Subject to applicable provisions of the Agreement, upon the occurrence and during the continuance of an Event of Default, our obligation to repay advances under the Agreement may be accelerated, and the lenders’ obligations to make further advances under the Agreement may terminate prior to the November 20, 2011 maturity date.

On November 21, 2008, we also entered into the Sixth Amendment to the Receivables Purchase Agreement dated as of April 30, 2001, among us, CSS Funding LLC, Market Street Funding LLC (f/k/a Market Street Funding Corporation) and PNC Bank. The Sixth Amendment to the Receivables Purchase Agreement reduced the funding limit under our accounts receivable securitization facility from $100 million to $75 million. Prior to the Sixth Amendment, the funding limit under such facility was $100 million during peak seasonal periods and $25 million during off-peak seasonal periods. As amended, the funding limit is now $75 million during peak seasonal periods and $25 million during off-peak seasonal periods.

Item 1.02 Termination of a Material Definitive Agreement.

On November 21, 2008, the Amended and Restated Loan Agreement dated April 23, 2004 among us, the lenders party thereto and PNC Bank, as administrative agent for the lenders party thereto, which provided for a $50 million revolving credit facility, was replaced with the Agreement described in Item 1.01 of this report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 21, 2008, we entered into the Agreement described in Item 1.01 of this report, providing for a $110 million revolving credit facility. The information set forth in Item 1.01 of this report pertaining to the Agreement is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
10.1
Second Amended and Restated Loan Agreement dated November 21, 2008 among CSS Industries, Inc., the lenders party thereto and PNC Bank, National Association, as administrative agent for the lenders party thereto.*

* A listing describing each Annex, Schedule and Exhibit to the Second Amended and Restated Loan Agreement is provided herewith as part of Exhibit 10.1. The registrant hereby undertakes to furnish to the Commission supplementally upon request a copy of omitted Annexes, Exhibits and Schedules to the Second Amended and Restated Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSS Industries, Inc.
(Registrant)

By: /s/Clifford E. Pietrafitta
Clifford E. Pietrafitta
Vice President – Finance

Date: November 26, 2008

EXHIBIT INDEX

Exhibit	Description
10.1	Second Amended and Restated Loan Agreement dated November 21, 2008 among CSS Industries, Inc., the lenders party thereto and PNC Bank, National Association, as administrative agent for the lenders party thereto.*

*	A listing describing each Annex, Schedule and Exhibit to the Second Amended and Restated Loan Agreement is provided herewith as part of Exhibit 10.1. The registrant hereby undertakes to furnish to the Commission supplementally upon request a copy of omitted Annexes, Exhibits and Schedules to the Second Amended and Restated Loan Agreement.

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